UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUMMER ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-2722022
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

800 Bering Drive, Suite 260 Houston, Texas	77057
(Address of Principal Executive Offices)	(Zip Code)

2012 STOCK OPTION AND STOCK AWARD PLAN

(Full title of the plan)

Jaleea George
Chief Financial Officer
Summer Energy Holdings, Inc.
800 Bering Drive, Suite 260
Houston, Texas 77057
(Name and address of agent for service)

(713) 375-2790
(Telephone number, including area code, of agent for service)

Copies to:
Randy K. Johnson, Esq.
Alexander N. Pearson, Esq.
Kirton McConkie, PC
60 E. South Temple, Suite 1800
Salt Lake City, Utah 84111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be Registered (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Shares of common stock ($0.001 par value) issuable pursuant to the 2012 Stock Option and Stock Award Plan	785,000	$2.05	$1,609,250	$219.50

(1)	This Registration Statement covers the common stock reserved for issuance pursuant to the Registrant’s 2012 Stock Option and Stock Award Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional securities that may be offered or issued under the Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(3)	In accordance with Rule 457(h), the aggregate offering price of the 785,000 shares of common stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of the price of securities of the same class, as determined in accordance with rule 457(c) of the Securities Act, using the average of the high and low price reported by the OTC Markets for the common stock on December 4, 2012, which was $2.05 per share.

EXPLANATORY NOTE

Summer Energy Holdings, Inc. (the “Company” or the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 785,000 shares of its common stock, par value $0.001 per share, which the Company refers to as the common stock, that are reserved for issuance in respect of awards granted under the Company’s 2012 Stock Option and Stock Award Plan, which the Company refers to as the Plan.  Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Company’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the outstanding shares of the Company’s common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees, officers, directors, or others, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by the Company with the SEC are hereby incorporated by reference in this Registration Statement:

(a)           The Company’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 26, 2012.

(b)           The Company’s Current Report on Form 8-K filed on March 30, 2012.

(c)           The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A filed under Section 12(b) of the Exchange Act, on April 6, 2012, including any amendments or reports filed for the purpose of updating such description.

(d)           The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, filed on May 15, 2012, for the quarter ended June 30, 2012, filed on August 14, 2012, and for the quarter ended September 30, 2012, filed on November 14, 2012.

(e)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest annual report.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement from the date of the filing of such reports and documents.  Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Pursuant to subsection (1) of Section 78.7502 of the Nevada General Corporation Law (“NGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement actually or reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to be in the best interests of, the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) discussed above, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner her or she reasonably believed to be in, or not opposed to the best interests of, the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which court shall deem proper.

Subsection (3) of Section 78.7502 of the NGCL provides that, to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) as discussed in the immediately and proceeding two paragraphs or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therein.

The Company’s articles of incorporation authorize the Company to indemnify its directors and officers to the fullest extent permitted under Nevada law.

The Company’s amended and restated bylaws require the Company to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of the Company. The Company will only indemnify such persons if one of the groups set out below determines that such person has conducted themselves in good faith and that such person: (a) reasonably believed that their conduct was in or not opposed to the Company’s best interests; or (b) with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

The Company’s amended and restated bylaws also require it to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Company or is or was serving at the request of the Company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. The Company will only indemnify such persons if one of the groups set out below determined that such person has conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to the Company’s best interests. Unless a court otherwise orders, the Company will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Company.

The determination to indemnify any such person may be made: (a) by the Company’s stockholders; (b) by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (c) by independent legal counsel in a written opinion.

The Company is permitted by its bylaws to purchase and maintain insurance and make other financial arrangements on behalf of its officers and directors against any liability and expense incurred in such capacity, whether or not the Company would have the power to indemnify such person against such liability.  The Company maintains a Directors and Officers policy which covers certain liabilities of directors and officers of the Company.

The Company has entered into separate indemnification agreements with each of its directors and officers.  Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the articles of incorporation, as amended, and bylaws, as amended, against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with the Company’s approval and counsel fees and disbursements, and (ii)  any liabilities incurred as a result of acting on behalf of the Company (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s articles of incorporation and bylaws, each as amended.

Item 8. Exhibits.

Exhibit No.	Description
4.1	2012 Stock Option and Stock Award Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on March 30, 2012).
5.1	Opinion of Kirton McConkie, a Professional Corporation.
10.1	Form of Indemnification Agreement for Officers and Directors.

23.1	Consent of Kirton McConkie, a Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Madsen & Associates CPA’s, Inc.
23.3	Consent of LBB & Associates, Ltd., LLP
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9. Undertakings.

1.           The Registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)           Any other communication that is an offer in the offering made by the Registrant to the purchaser.

 2.           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 3.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 5th day of December, 2012.

SUMMER ENERGY HOLDINGS, INC.

By: /s/ Roderick L. Danielson
Roderick L. Danielson
Chief Executive Officer

By: /s/ Jaleea P. George
Jaleea P. George
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roderick L. Danielson and Jaleea P. George, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Roderick L. Danielson	President, Chief Executive	December 5, 2012
	Roderick L. Danielson	Officer and Director

By:	/s/ Jaleea P. George	Secretary, Treasurer, Chief	December 5, 2012
	Jaleea P. George	Financial Officer and Director

By:	/s/ Stuart C. Gaylor	Director	December 5, 2012
Stuart C. Gaylor

By:	/s/ Andrew J. Priest	Director	December 5, 2012
Andrew J. Priest

By:	/s/ Jefferey Mace Meeks	Director	December 5, 2012
Jefferey Mace Meeks

By:	/s/ Michael D. Vanderhoof	Director	December 5, 2012
Michael D. Vanderhoof

By:	/s/ James P. Stapleton	Director	December 5, 2012
James P. Stapleton